Exhibit 10.13

No. [    ]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

NTELOS HOLDINGS CORP.

$	May 2, 2005

NTELOS Holdings Corp., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [                            ] (the “Holder”), the principal sum of [                            ] Dollars and 66/100 ($                    ) on May 2, 2010 (the “Maturity Date”), together with interest on the unpaid balance of the principal amount of this Note at the rate of ten percent (10%) per annum, interest to be payable in the manner and at times provided herein.

This Note is one of a series of Notes issued in connection with the Subscription Agreement, dated as of May 2, 2005, among the Company, Citigroup Venture Capital Equity Partners, L.P., a Delaware Limited Partnership, CVC/SSB Employee Fund, L.P., a Delaware limited partnership, CVC Executive Fund LLC, a Delaware limited liability company (collectively, the “CVC Entities”), Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP (collectively, the “Quadrangle Entities”), and the other investors listed on Schedule A thereto (collectively, the “Notes”).

1. Interest. Interest on this Note will accrue for each calendar quarter or portion thereof from the most recent date from which interest has been paid or if no interest has been paid, from the issuance date hereof. Interest will be computed on the basis of a 365/6-day year for the actual days elapsed. Any interest that is unpaid on the last day of a calendar quarter will accrue additional interest at the rate of ten percent (10%) per annum. In calculating the amount of any interest to be paid during a calendar quarter, the portion of interest accruing for the portion of such calendar quarter elapsing before such interest is paid shall be taken into account.

2. Prepayment. The Notes must be prepaid in whole or in part without premium or penalty upon receipt of cash in connection with the Investors Specified Amounts (as defined in the First Lien Credit Agreement, dated February 24, 2005, by and among NTELOS Inc., the Subsidiary Guarantors named therein, the Lenders named therein, the Swing Line Bank named therein, Morgan Stanley & Co. Incorporated, as collateral agent, Morgan Stanley Senior

Funding, Inc., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent and the Second Lien Credit Agreement, dated February 24, 2005, by and among NTELOS Inc., the Subsidiary Guarantors named therein, the Lenders named therein, Morgan Stanley & Co. Incorporated, as collateral agent, Morgan Stanley Senior Funding, Inc., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent.) The amount of any such mandatory prepayment applicable to this Note shall be this Note’s proportionate share of the amount of such Investors Specified Amounts determined based on the amount outstanding on such Note as a percentage of the aggregate amount outstanding on all of the Notes. This Note may be prepaid in whole or in part without premium or penalty at any time. Any such optional prepayment shall be made on a pro rata basis to all of the holders of the Notes. The Holder may defer its receipt of payment of interest, provided it is not deferred past the fifth anniversary of the issuance of this Note.

3. Repayment and Conversion of the Note.

(a) Repayment. The principal of this Note, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid in full upon the fifth anniversary of the issuance of this Note. The Company covenants and agrees it shall not make any repayment of principal and accrued interest unless such repayment is paid on a pro rata basis to all of the holders of the Notes.

(b) Conversion Right. At any time on or after the Issuance Date, the holders of the Notes representing 51% or more of the principal amount of outstanding Notes (“Majority Holders”), may elect, on behalf of all of the Holders, for any or all of the outstanding and unpaid Principal and unpaid Interest thereon (the “Conversion Amount”), to be converted into fully paid and nonassessable shares of the Company’s Class L Common Shares, par value $.01 per share (the “Class L Common Shares”), at a conversion price equal to $11.00 (subject to adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend) (the “Conversion Price”) by giving notice as described below. The Company covenants and agrees that so long as this Note is outstanding, (i) the Company shall have authorized and reserved a sufficient number of shares of Class L Common Shares to enable the Holder to convert this Note into the Class L Common Shares, and (ii) the Company will issue the Class L Common Shares upon conversion of this Note in accordance with the terms hereof.

(c) Conversion Rate. The number of shares of the Company’s Class L Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(b) shall be determined by dividing (x) by (y) where (x) is the Conversion Amount and (y) is the Conversion Price.

(d) Mechanics of Conversion. The Majority Holders may at any time elect to convert this Note into shares of the Company’s Class L Common Shares (the “Conversion Election”). Subject to the terms hereof, the Majority Holders shall effect the conversion of this Note as set forth above by delivering a notice specifying the Conversion Amount with a copy to the Holder of this Note and the Holder of this Note will deliver a copy of this Note to the Company in exchange for the shares that it is entitled to receive. The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the shares or securities issuable hereunder (and such shares or securities shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which the Company is notified of the Conversion Election.

4. Method of Payment.

Except to the extent the Holder elects to convert principal or interest due under this Note into Class L Common Shares, the Company will pay principal and interest in currency of the United States that at the time of payments is legal tender for payment of public and private debts. At Holder’s election, such payments shall be made to Holder by delivering a check at Holder’s address listed on the books of the Company or to such other address designated in writing by Holder and provided to the Company at least ten (10) business days before any Payment Date or shall be made by wire transfer of immediately available funds to an account designated by the Holder. All interest payments shall be paid by the Company in accordance with Section 1 hereof.

5. Amendment and Waiver.

(a) Consent Required. Any term, covenant, agreement or condition of this Note may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holder and the Majority Holders to any such amendment or the consent of the Holder to any such waiver.

(b) Effect of Amendment or Waiver. Any amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon such holders, upon each future holder of any Note and upon the Company, whether or not such notes shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

6. Replacement Notes.

If a mutilated Note is surrendered to the Company or if the Holder of this Note presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.

7. Event of Default. This Note shall become immediately due and payable upon an Event of Default. An “Event of Default” shall occur if the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof.

8. No Recourse Against Others.

No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

9. Notices.

All notices, requests, consents and demands shall be made in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to the Holder or the Company, as the case may be, at the following addresses or to such other address as the Holder or the Company, as the case may be, shall specify by notice to the other:

if to the Holder, to it at:

[                    ]

with a copy to:

[                    ]

if to the Company, to it at:

NTELOS Holdings Corp.

c/o Quadrangle Capital Partners LP

375 Park Avenue

New York, NY 10152

Fax: (212) 418-1701

Attention: Kimberley Carlson

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

10. Governing Law.

This Note shall be deemed a contract under, and shall be governed and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

11. Successors, etc.; Entire Agreement; Assignment.

This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. This Note constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. This Note may only be transferred to Permitted Transferees (as defined in the Shareholders Agreement, dated May 2, 2005, among the Company, the Institutional Shareholders, as defined therein and the Management Shareholders, as defined therein).

12. Headings.

The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.

Dated: May     , 2005

NTELOS HOLDINGS CORP.

By:
Name: Title:

Agreed:

By:
Name: Title: